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                                                                   EXHIBIT 8.1
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Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

       Re:  Registration Statement on Form S-3
            File No. 33-52177


Gentlemen:


     We have acted as counsel to Green Tree Financial Corporation, a Minnesota corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on February 7, 1994, as amended by Amendment No. 1 thereto filed on March 16, 1994 and Amendment No. 2 thereto filed on March 28, 1994, relating to the registration by the Company of $134,096,835.87 of Certificates for Home Improvement Loans (the "Certificates") to be issued by Home Improvement Loan Trust 1994-A, and a Limited Guaranty relating to the Certificates to be provided by the Company. The Certificates and the Limited Guaranty are to be issued under a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") substantially in the form filed as an exhibit to the Registration Statement, between the Company, as seller, servicer and limited guarantor, and First Trust National Association, as trustee (the "Trustee").

     You have requested our opinion with respect to certain federal income tax consequences of the purchase, ownership and disposition of the Certificates. For purposes of rendering our opinion we have examined the Registration Statement, the Pooling and Servicing Agreement, and the related documents and agreements contemplated by the Pooling and Servicing Agreement.

     Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations, and is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that the Company and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement. Based upon the foregoing, as of the date hereof it is our opinion that:
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Green Tree Financial Corporation
March 28, 1994
Page 2


     1. The pool of home improvement retail installment sales contracts (the "Contracts") and the arrangement to be administered by the Company under which the Trustee will hold and the Company will be obligated to service the Contracts and pursuant to which the Certificates will be issued to certificateholders, all as described in the Registration Statement, will not be classified as an association taxable as a corporation or as a "taxable mortgage pool" within the meaning of Section 7701(i) of the Internal Revenue Code of 1986, as amended (the "Code"), but rather will be classified as a grantor trust under Subpart E, Part I of Subchapter J of the Code.

     2. Under Section 671 of the Code, each holder of a Certificate will be treated as the owner of a pro rata undivided interest in the ordinary income and corpus portions of the Trust and will be considered the equitable owner of a pro rata undivided interest in each of the Contracts included in the Trust.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Registration Statement, and we hereby confirm that, insofar as they constitute statements of law or legal conclusions as to the likely outcome of material issues under the federal income tax laws, the discussion under such heading accurately sets forth our advice.


Dated:   March 28, 1994


                                       Very truly yours,